Exhibit 99.2

Case 3:15-cv-02159-VC    Document 155    Filed 05/24/17    Page 1 of 3

UNITED STATES DISTRICT COURT

NORTHERN DISTRICT OF CALIFORNIA

SHAHRIAR JABBARI, ET AL.,	Case No. 15-cv-02159-VC

Plaintiffs,

ORDER RE MOTION FOR PRELIMINARY APPROVAL
v.

WELLS FARGO & COMPANY, et al.,	Re: Dkt. No. 101

Defendants.

The Court is inclined to grant the motion for preliminary approval, assuming the parties resubmit a settlement agreement, proposed notice, and claim form consistent with the discussion of the following issues at the preliminary approval hearing:

•            The claims period should be extended to give people more time to file claims.

•            The schedule should be structured to allow the Court, before final approval, to scrutinize how the settlement administrator and the credit injury expert have assessed and processed a significant portion of the claims.

•            The claims form should include an opportunity for class members to provide further description of any credit-related injury they suffered (particularly any credit-related injury resulting from something other than a hard inquiry), to allow the Court to assess whether the current formula for compensating credit-related injury is adequate. The parties should consider whether claimants should be given an opportunity to describe their credit-related injuries in narrative form.

•            The settlement should, to the extent possible, provide a mechanism whereby Wells Fargo gets any damaged credit scores fixed for class members. A thorough credit-repair

Case 3:15-cv-02159-VC    Document 155    Filed 05/24/17    Page 2 of 3

mechanism should account for situations where suppressing negative credit information requires closing an active credit line.

•            The settlement should give the Court the option to appoint a special master, at Wells Fargo’s expense, for the purpose of scrutinizing whether the settlement and claims administration process adequately roots out credit-related injuries people may have suffered and adequately compensates people for those injuries.

•            The Court will not stay other related cases pending before other judges, nor will it enjoin class members or prospective class members from filing actions.

•            The release language must be changed to make clear that the class members are only releasing claims based on the identical factual predicate as the claims asserted in this lawsuit, and it should, in an abundance of caution, carve out the claims currently asserted in the TCPA actions and in MDL No. 2036.

•            The settlement should include some kind of “full-compensation” provision whereby Wells Fargo would make further payments if it becomes apparent that the class as a whole suffered significantly greater injury than is currently assumed.

•            There should be a mechanism for online objections and opt-outs.

•            The settlement should make clear that substantial compliance with the requirements for objecting and opting out will be sufficient.

•            The parties should consider and evaluate the Court’s suggestions for a more thorough notice procedure, including emails to current Wells Fargo customers (and former customers for whom Wells Fargo still has contact information).

The parties must submit revised papers within 14 days of this Order. If they conclude that any of the above items is impossible to achieve or inconsistent with a fair, reasonable, and adequate settlement, they may offer an explanation for departing from the Court’s requested modifications.

The Court will rule on the motions to intervene following a final decision on preliminary approval.

Case 3:15-cv-02159-VC    Document 155    Filed 05/24/17    Page 3 of 3

IT IS SO ORDERED.

Dated: May 24, 2017
VINCE CHHABRIA
United States District Judge

3